                                   EXHIBIT 5.1

                         SHUMAKER, LOOP & KENDRICK, LLP
                               1000 Jackson Street
                               Toledo, Ohio 43624

                                  419-321-1313


                                December 23, 1997


George L. Chapman
Chairman of the Board,
Chief Executive Officer
and President
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio  43604

          Re:  Health Care REIT, Inc.
               Registration Statement on Form S-3
               SEC File No. 333-__________

Dear Mr. Chapman:

          We have acted as counsel to Health Care REIT, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-3 with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of the Company's securities at an aggregate initial public offering price not to exceed $500,000,000, on terms to be determined at the time of sale (the "Securities").

          In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

          Based upon the foregoing, it is our opinion that the Securities will be, when issued and sold pursuant to a Prospectus Supplement, legally and validly issued and fully paid and nonassessable, and in the case of debt securities will be binding obligations of the Company.

          The undersigned hereby consents to the filing of this opinion as
Exhibit 5.1 to the Registration Statement.

                         Very truly yours,

                         SHUMAKER, LOOP & KENDRICK, LLP


                         By: /S/ MARY ELLEN PISANELLI
                             ------------------------------
                                 Mary Ellen Pisanelli





                                      -39-